Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated June 8, 2004, except as to discontinued operations in Notes 9, 15 and 16 and subsequent events in Note 18, which are as of March 5, 2005 relating to the financial statements, which appears in Napster, Inc.'s Current Report on Form 8-K dated March 8, 2005 and our report dated June 8, 2004 except for Note 16, as to which the date is November 10, 2004, relating to the financial statement schedule, which appears in Napster, Inc.'s Annual Report on Form 10-K/A for the year ended March 31, 2004 dated November 12, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 22, 2005